Exhibit 99.1

ANSYS Reports Revenue and Earnings Growth for Fourth Quarter and Fiscal Year 2009, Updates Outlook

Highlights

  Fourth quarter and fiscal year 2009 non-GAAP revenue of $150.6 million and $524.9 million, respectively.
  Fourth quarter and fiscal year 2009 non-GAAP diluted EPS of $0.53 and $1.78, respectively, or $0.56 and $1.81, respectively, excluding certain items.
  Fourth quarter and fiscal year 2009 operating cash flow of $44.9 million and $173.7 million, respectively.

SOUTHPOINTE, Pa.--(BUSINESS WIRE)--February 25, 2010--ANSYS, Inc. (NASDAQ: ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, today reported its fiscal fourth quarter and full year 2009 results.

“In addition to the financial results, there were three encouraging aspects to a very chaotic 2009. Foremost, the core thesis of ANSYS was validated and amplified as simulation not only provided transformational advantage to our customers in difficult times, but also aided in the survival of companies during increasingly competitive times. Secondly, the business model that supports this mission continued to prove high resiliency over a wide range of economic environments over the past decade. And lastly, ANSYS demonstrated agility with its nimble response to the tumult in the market. The fourth quarter presented us with a combination of both challenges and opportunities. ANSYS’ ability to deliver solid financial results was driven by our tight alignment with our customers’ research and product development priorities, our broad portfolio of product solutions, and solid execution by our global workforce and channel partners,” commented ANSYS President & CEO Jim Cashman.

ANSYS' fourth quarter and full year 2009 financial results are presented below. The non-GAAP results exclude the income statement effects of stock-based compensation, purchase accounting for deferred revenue and acquisition-related amortization of intangible assets. Non-GAAP and GAAP results reflect:

  Total non-GAAP revenue of $150.6 million in the fourth quarter of 2009 as compared to $143.3 million in the fourth quarter of 2008; total non-GAAP revenue of $524.9 million in 2009 as compared to $493.0 million in 2008; total GAAP revenue of $150.4 million in the fourth quarter of 2009 as compared to $135.3 million in the fourth quarter of 2008; total GAAP revenue of $516.9 million in 2009 as compared to $478.3 million in 2008;
  A non-GAAP operating profit margin of 51.5% in the fourth quarter of 2009 as compared to 48.8% in the fourth quarter of 2008; a non-GAAP operating profit margin of 48.9% in 2009 as compared to 47.5% in 2008; a GAAP operating profit margin of 40.1% in the fourth quarter of 2009 as compared to 33.8% in the fourth quarter of 2008; a GAAP operating profit margin of 35.5% in 2009 as compared to 35.5% in 2008;
  Non-GAAP net income (see below) of $48.9 million in the fourth quarter of 2009 as compared to $46.6 million in the fourth quarter of 2008; non-GAAP net income of $163.7 million in 2009 as compared to $152.4 million in 2008; GAAP net income of $37.6 million in the fourth quarter of 2009 as compared to GAAP net income of $31.9 million in the fourth quarter of 2008; GAAP net income of $116.4 million in 2009 as compared to GAAP net income of $111.7 million in 2008; and
  Non-GAAP diluted earnings per share (see below) of $0.53 in the fourth quarter of 2009 as compared to $0.50 in the fourth quarter of 2008; non-GAAP diluted earnings per share of $1.78 in 2009 as compared to $1.76 in 2008; GAAP diluted earnings per share of $0.41 in the fourth quarter of 2009 as compared to GAAP diluted earnings per share of $0.34 in the fourth quarter of 2008; GAAP diluted earnings per share of $1.27 in 2009 as compared to GAAP diluted earnings per share of $1.29 in 2008.
  Operating cash flows of $44.9 million in the fourth quarter of 2009 as compared to $61.7 million in the fourth quarter of 2008; operating cash flows of $173.7 million for fiscal year 2009 as compared to $196.7 million for fiscal year 2008.

The GAAP and non-GAAP results discussed above include the following:

  Restructuring charges of $870,000 ($560,000 after tax) and $3.7 million ($2.4 million after tax) during the fourth quarter and fiscal year 2009, respectively;
  Tax charges of $2.0 million during the fourth quarter of 2009 related to the repatriation of cash from the Company’s international subsidiaries;
  Tax benefits of $2.0 million during the second quarter of 2009 related to the settlement of tax years previously under audit; and
  Tax benefits of $2.0 million during the fourth quarter of 2008 related to U.S. research and development activities that occurred during the first nine months of 2008. These amounts were recorded in the fourth quarter of 2008 when the U.S. government approved the related tax credits retroactive to January 1, 2008.

If these items were excluded from the non-GAAP results, the Company’s fourth quarter and fiscal year 2009 non-GAAP diluted earnings per share would have been $0.56 and $1.81, respectively, and the Company’s fourth quarter and fiscal year 2008 non-GAAP diluted earnings per share would have been $0.48 and $1.76, respectively.

The Company's GAAP results reflect stock-based compensation charges of approximately $3.9 million ($3.1 million after tax) or $0.03 diluted earnings per share for the fourth quarter of 2009 and approximately $13.2 million ($10.5 million after tax) or $0.11 diluted earnings per share for 2009.

The non-GAAP financial results highlighted above, and the non-GAAP financial outlook for 2010 discussed below, represent non-GAAP financial measures. A reconciliation of these measures to the appropriate GAAP measures, for the three months and twelve months ended December 31, 2009 and 2008, and for the 2010 financial outlook, is included in the condensed financial information included in this release.

“During 2009 we further strengthened our infrastructure, our organization and our technology offerings, while still being able to deliver profitable growth. Looking ahead, all of the factors driving simulation remain in full force as companies strive to compete with next generation products, and with smarter products that are increasingly energy efficient and productive. While we anticipate ongoing pressure on customer capital spending and some prolonged sales cycles, our long-term enthusiasm for the future remains. With the prospects of global recovery that should strengthen with time, we continue to focus on our vision while operating a business that has demonstrated a fair amount of resiliency to economic uncertainty,” stated Mr. Cashman.

Management's 2010 Financial Outlook

The Company has updated its 2010 revenue and earnings per share guidance below. The earnings per share guidance is provided on both a GAAP basis and a non-GAAP basis. Non-GAAP diluted earnings per share excludes charges for stock-based compensation and acquisition-related amortization of intangible assets.

First Quarter 2010 Guidance
The Company currently expects the following for the quarter ending March 31, 2010:

Revenue in the range of	$125.0 - $131.0 million
GAAP diluted earnings per share of	$0.28 - $0.32
Non-GAAP diluted earnings per share of	$0.40 - $0.43

Fiscal Year 2010 Outlook
The Company currently expects the following for the fiscal year ending December 31, 2010:

Revenue in the range of	$550.0 - $575.0 million
GAAP diluted earnings per share of	$1.34 - $1.47
Non-GAAP diluted earnings per share of	$1.84 - $1.93

These statements are forward-looking and actual results may differ materially. ANSYS is unable to predict the likely duration and severity of the current disruption in the domestic and global economies. Should these economic conditions continue to deteriorate further, it could result in ANSYS not meeting the guidance provided above and ANSYS’ operating results and financial performance could be adversely affected. Non-GAAP diluted earnings per share is a supplemental financial measure and should not be considered as a substitute for, or superior to, diluted earnings per share determined in accordance with GAAP.

Conference Call Information

ANSYS will hold a conference call at 10:30 a.m. Eastern Time on February 25, 2010 to discuss fourth quarter and YTD 2009 results. To participate in the live conference call, dial 800-860-2442 (US), 866-605-3852 (Canada) or 412-858-4600 (Int’l). The call will be recorded and a replay will be available approximately one hour after the call ends. The replay will be available for ten days by dialing 877-344-7529 (US), or 412-317-0088 (Canada and Int’l) and entering the passcode 437272. The archived webcast can be accessed, along with other financial information, on ANSYS' website at http://investors.ansys.com.

ANSYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2009	December 31, 2008
ASSETS:

Cash & short-term investments	$343,844	$233,875
Accounts receivable, net	67,084	61,823
Goodwill	1,038,824	1,048,003
Other intangibles, net	322,313	373,398
Other assets	148,117	147,415

Total assets	$1,920,182	$1,864,514

LIABILITIES & STOCKHOLDERS' EQUITY:

Deferred revenue	$169,275	$166,189
Long-term debt (including current portion)	225,426	279,425
Other liabilities	212,850	236,001
Stockholders' equity	1,312,631	1,182,899

Total liabilities & stockholders' equity	$1,920,182	$1,864,514

ANSYS, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenue:
Software licenses	$ 95,613	$90,377	$ 315,633	$318,154
Maintenance and service	54,749	44,924	201,252	160,185

Total revenue	150,362	135,301	516,885	478,339

Cost of sales:
Software licenses	3,127	2,855	10,210	9,766
Amortization	9,009	9,731	36,011	27,803
Maintenance and service	13,201	12,804	50,021	53,845
Restructuring charges	324	-	994	-
Total cost of sales	25,661	25,390	97,236	91,414

Gross profit	124,701	109,911	419,649	386,925

Operating expenses:
Selling, general and administrative	39,150	41,954	137,264	134,887
Research and development	20,455	18,826	79,856	71,594
Amortization	4,192	3,351	16,326	10,713
Restructuring charges	548	-	2,726	-
Total operating expenses	64,345	64,131	236,172	217,194

Operating income	60,356	45,780	183,477	169,731

Interest expense	(1,870)	(3,993)	(10,401)	(9,342)
Interest income	386	1,095	1,740	5,575
Other (expense) income, net	(36)	446	(1,287)	727

Income before income tax provision	58,836	43,328	173,529	166,691

Income tax provision	21,206	11,415	57,138	55,020

Net income	$ 37,630	$31,913	$ 116,391	$111,671

Earnings per share – basic:
Basic earnings per share	$ 0.42	$0.36	$ 1.32	$1.35
Weighted average shares – basic	89,067	89,406	88,486	82,975

Earnings per share - diluted:
Diluted earnings per share	$ 0.41	$0.34	$ 1.27	$1.29
Weighted average shares – diluted	92,277	93,230	91,785	86,768

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	December 31, 2009			December 31, 2008
	As		Non-GAAP	As		Non-GAAP
	Reported	Adjustments	Results	Reported	Adjustments	Results

Total revenue	$150,362	$ 219(1)	$150,581	$135,301	$ 8,027(4)	$143,328

Operating income	60,356	17,250(2)	77,606	45,780	24,094(5)	69,874

Operating profit margin	40.1%		51.5%	33.8%		48.8%

Net income	$37,630	$11,312(3)	$48,942	$ 31,913	$14,645(6)	$ 46,558

Earnings per share - diluted:
Diluted earnings per share	$ 0.41		$ 0.53	$ 0.34		$ 0.50
Weighted average shares - diluted	92,277		92,277	93,230		93,230
(1)	Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $13.1 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, a $3.9 million charge for stock-based compensation, as well as the $219,000 adjustment to revenue as reflected in (1) above.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $5.9 million.

(4)	Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $13.0 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, a $3.1 million charge for stock-based compensation, as well as the $8.0 million adjustment to revenue reflected in (4) above.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.4 million.

Note: The 2008 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $2.0 million, or $0.02 per share, in tax benefits during the fourth quarter of 2008 related to U.S. research and development activities that occurred during the first nine months of 2008. These amounts were recorded in the fourth quarter when the U.S. government approved the related tax credits retroactive to January 1, 2008.

The 2009 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $2.0 million, or $0.02 per share, in tax charges during the fourth quarter of 2009 related to the repatriation of cash from the Company’s international subsidiaries.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(in thousands, except percentages and per share data)

	Twelve Months Ended
	December 31, 2009			December 31, 2008
	As		Non-GAAP	As		Non-GAAP
	Reported	Adjustments	Results	Reported	Adjustments	Results

Total revenue	$516,885	$8,049(1)	$524,934	$478,339	$ 14,625(4)	$492,964

Operating income	183,477	73,254(2)	256,731	169,731	64,515(5)	234,246

Operating profit margin	35.5%		48.9%	35.5%		47.5%

Net income	$116,391	$47,336(3)	$163,727	$111,671	$ 40,734(6)	$152,405

Earnings per share – diluted:
Diluted earnings per share	$ 1.27		$ 1.78	$ 1.29		$ 1.76
Weighted average shares – diluted	91,785		91,785	86,768		86,768
(1)	Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)	Amount represents $52.0 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, a $13.2 million charge for stock-based compensation, as well as the $8.0 million adjustment to revenue as reflected in (1) above.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $25.9 million.

(4)	Amount represents the revenue not reported during the period as a result of the purchase accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)	Amount represents $38.1 million of amortization expense associated with intangible assets acquired in business acquisitions, including amounts primarily related to acquired software, customer list, trademarks and non-compete agreements, an $11.8 million charge for stock-based compensation, as well as the $14.6 million adjustment to revenue as reflected in (4) above.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $23.8 million.

Note: The 2009 GAAP and non-GAAP net income and earnings per share data reflected above include approximately $2.0 million in tax charges during the fourth quarter of 2009 related to the repatriation of cash from the Company’s international subsidiaries. These amounts are offset by approximately $2.0 million in tax benefits during the second quarter of 2009 related to settlements of tax years previously under audit.

ANSYS, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance Quarter Ending March 31, 2010

Earnings Per Share Range – Diluted

U.S. GAAP guidance	$0.28 - $0.32
Adjustment to exclude acquisition–related amortization	$0.08
Adjustment to exclude stock–based compensation	$0.03 - $0.04
Non-GAAP guidance	$0.40 - $0.43

ANSYS, INC. AND SUBSIDIARIES Reconciliation of Forward-Looking Guidance Year Ending December 31, 2010

Earnings Per Share Range – Diluted

U.S. GAAP guidance	$1.34 - $1.47
Adjustment to exclude acquisition–related amortization	$0.31 - $0.33
Adjustment to exclude stock–based compensation	$0.15 - $0.17
Non-GAAP guidance	$1.84 - $1.93

Use of Non-GAAP Measures

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Purchase accounting for deferred revenue and its related tax impact. As announced on July 31, 2008, ANSYS acquired Ansoft Corporation. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue of approximately $7.5 million was recorded on the opening balance sheet, which was approximately $23.5 million lower than the historical carrying value. Although this purchase accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP software license revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment and the related tax impact. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) to compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense, and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability as it relates to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review on a period-to-period basis each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that the non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP REPORTING MEASURE	NON-GAAP REPORTING MEASURE

Revenue	Non-GAAP Revenue
Operating Profit	Non-GAAP Operating Profit
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries. The Company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 60 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ approximately 1,600 people and distribute ANSYS products through a network of channel partners in over 40 countries. Visit www.ansys.com for more information.

Certain statements contained in the press release regarding matters that are not historical facts, including, but not limited to, statements regarding our projections for revenue and earnings per share for the first quarter and fiscal year 2010 (both GAAP and non-GAAP to exclude acquisition-related amortization and stock-based compensation expense); statements about management's views concerning the Company's prospects in the remainder of 2010; statements and projections relating to the impact of stock-based compensation; statements regarding our core thesis being validated and amplified, simulation providing transformational advantage to customers and aiding in survival of companies during increasingly competitive times, the resiliency of our business model over a wide range of economic environments, our demonstrated agility and nimble response to tumult in the market, our ability to deliver solid financial results, tight alignment with customers’ research and product development priorities, our broad portfolio of solutions, solid execution by our global workforce and channel partners, delivering profitable growth, factors driving simulation remaining in full force, anticipating ongoing pressure on customer capital spending, prolonged sales cycles and our long-term enthusiasm for the future are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements in this press release are subject to risks and uncertainties, including, but not limited to, the risk that ANSYS will not complete the integration of Ansoft as successfully as anticipated, the risk of further deterioration in the global economy or a continuation of the current global economic downturn, the risk that the adverse conditions in the global economy and the disruption in financial markets will significantly affect ANSYS’ customers’ ability to make new purchases from the Company or to pay for prior purchases, the risk of continued or increased declines in the economy of one or more of ANSYS’ primary geographic regions, the risk that ANSYS’ operating results will be adversely affected by changes in currency exchange rates, the risk that the assumptions underlying ANSYS’ anticipated revenues and expenditures will change or prove inaccurate, the risk that ANSYS has overestimated its ability to maintain growth and profitability and control costs, uncertainties regarding the demand for ANSYS’ products and services in future periods, the risk that ANSYS has overestimated the strength of the demand among its customers for its products including ANSYS 12.0, the risk of difficulties in the relationship with ANSYS’ independent regional channel partners, and other factors that are detailed from time to time in reports filed by ANSYS, Inc. with the Securities and Exchange Commission, including ANSYS, Inc.'s 2008 Annual Report and Form 10-K, as amended. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.

ANSYS, ANSYS Workbench, Ansoft, AUTODYN, CFX, FLUENT and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

ANSS-F

CONTACT:
ANSYS, Inc.
Investors:
Annette Arribas, CTP, 724-514-1782
annette.arribas@ansys.com
or
Media: Fran Hensler, 724-514-2967
fran.hensler@ansys.com